EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

KAR Global Commences Offer to Purchase Certain of Its Outstanding 5.125% Senior Notes Due 2025

Carmel, Ind. – May 3, 2023 – KAR Auction Services, Inc. (to be renamed OPENLANE, Inc.),
d/b/a KAR Global (NYSE: KAR) (the “Company”), today announced that it has commenced an offer to purchase for cash (the “Asset Disposition Offer”) up to $140,000,000 of its 5.125% Senior Notes due 2025 (the “Notes”), with a portion of the net cash proceeds received from its previously announced sale of its US physical auction business to Carvana. The Asset Disposition Offer is being made pursuant to the indenture governing the Notes (as amended and supplemented, the “Indenture”) and an Offer to Purchase, dated May 3, 2023 and related Letter of Transmittal, which more fully set forth the terms and conditions of the Asset Disposition Offer.

The Asset Disposition Offer will expire at 5:00 P.M., New York City time, on June 2, 2023, unless extended or earlier terminated. Under the terms of the Asset Disposition Offer, holders of the Notes who validly tender and do not withdraw their Notes prior to 5:00 P.M., New York City time, on June 2, 2023 (as such time and date may be extended) and whose Notes are accepted for purchase, will receive the applicable “Purchase Price,” which equals 100% of the principal amount of the Notes, equivalent to $1,000 per $1,000 principal amount of Notes, plus accrued but unpaid interest and additional interest, if any, up to, but not including, the date of payment. As provided in the Indenture, if at the Expiration Date the Notes tendered exceeds $140,000,000, the Company will purchase Notes on a pro rata basis on the basis of the aggregate principal amount of tendered Notes (subject to authorized minimum denominations and applicable depositary procedures). In the event that less than $140,000,000 in principal amount of Notes is tendered in the Asset Disposition Offer, all of the tendered Notes will be repurchased by the Company.

5.125% Senior Notes due 2025

Title of Security	CUSIP Number	Principal Amount Outstanding	Purchase Price(1)
5.125% Senior Notes due 2025	48238TAA7 (144A) U24457AA8 (Reg. S)	$350,000,000	$1,000.00 plus accrued but unpaid interest and additional interest, if any, up to, but not including, the purchase date
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(1)    Per $1,000.00 principal amount of Notes validly tendered and accepted for purchase. As provided in the Indenture, if at the Expiration Date the Notes tendered exceeds $140,000,000, the Company will purchase Notes on a pro rata basis on the basis of the aggregate principal amount of tendered Notes (subject to authorized minimum denominations and applicable depositary procedures). In the event that less than $140,000,000 in principal amount of Notes is tendered in the Asset Disposition Offer, all of the tendered Notes will be repurchased by the Company.

This press release does not constitute a notice of redemption under the optional redemption provisions of the Indenture, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Requests for documents relating to the Asset Disposition Offer may be directed to U.S. Bank Trust Company, National Association, the Depositary and Paying Agent, at cts.specfinance@usbank.com.

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Media Inquiries:	Analyst Inquiries:
Laurie Dippold	Mike Eliason
(317) 468-3900	(317) 249-4559
laurie.dippold@openlane.com	mike.eliason@openlane.com

About Us
KAR Auction Services, Inc. (to be renamed OPENLANE, Inc.) (NYSE: KAR), provides sellers and buyers across the global wholesale used vehicle industry with innovative, technology-driven remarketing solutions. The company’s unique end-to-end platform supports whole car, financing, logistics and other ancillary and related services. Our integrated marketplaces reduce risk, improve transparency and streamline transactions for customers around the globe. Headquartered in Carmel, Indiana, the company has employees across the United States, Canada, Europe, Uruguay and the Philippines. For more information and the latest company news, visit corporate.openlane.com.

Forward-Looking Statements
Certain statements contained in this press release include “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. In particular, statements made in this press release that are not historical facts (including, but not limited to, expectations, estimates, assumptions and/or projections regarding the industry, business, future operating results, potential acquisitions and anticipated cash requirements) may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipate,” “expect,” “project,” “target,” “intend,” “plan,” “believe,” “seek,” “estimate,” “assume,” “could,” “continue” and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are based on management’s current assumptions, expectations and/or beliefs, are not guarantees of future performance and are subject to substantial risks, uncertainties and changes that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors” in our annual and quarterly periodic reports filed with the Securities and Exchange Commission. Many of these risk factors are outside of our control, and as such, they involve risks which are not currently known that could cause actual results to differ materially from those discussed or implied herein. The forward-looking statements in this press release are made as of the date on which they are made and we do not undertake to update any forward-looking statements.